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                                                                    EXHIBIT 99.1

                   PLUMAS BANCORP REPORTS INCREASED EARNINGS

QUINCY, California, July 16, 2003 - Plumas Bancorp (OTC Bulletin Board: PLBC), a bank holding company and parent of Plumas Bank, today announced that quarterly earnings were $800,000 for the second quarter of 2003, an increase of 11.1% over the same period in 2002. Assets as of June 30, 2003 topped $325 million, up 13.7% from the $286 million at the end of June, 2002.

      Year-to-date net income reached $1,516,000, an increase of 6.8% over the $1,419,000 figure for the first six months of 2002. Shareholders' equity as of June 30, 2003 was $24,674,000, up $3,193,000, or 14.9%, from $21,481,000 at the end of the second quarter of 2002. Basic earnings per share for the second quarter of 2003 was $.25 as compared to $.23 for the same quarter of 2002, while diluted earnings per share for the same period was $.24 as compared to $.22 for the same quarter of 2002. Earnings per share for the first six months of the year were $.47 (basic) and $.46 (diluted) up from $.45 and $.43 respectively, over the same period in 2002.

      "Our ability to maintain our net interest margin in addition to increased non-interest income were significant contributors to our profitability this quarter," said William E. Elliott, president and chief executive officer of both Plumas Bancorp and Plumas Bank. "The bank also enjoyed good growth in mortgage and alternative investment income. While expenses associated with the purchase of five branches of Placer Sierra Bank along with the pending opening of a de novo branch in Tahoe City have impacted our earnings somewhat, the results of the first half of the year have been solid," he continued. "We expect this trend to continue throughout the remainder of 2003." While historically, the bank's financial performance has been stronger in the second half of the year, Elliott believes that this year's income will be moderated somewhat by the bank's previously noted 2003 expansion plans.

      Total loans over the past year grew $13,611,000, or 6.7%, from $201,650,000 at the end of the second quarter of 2002 to $215,261,000 currently.

      Total deposits at the end of June 2003, were $292,533,000, an increase of 11.3% over the $262,772,000 at the end of the second quarter of 2002.

      Headquartered in Quincy, California, Plumas Bank, a subsidiary of Plumas Bancorp, maintains nine full-service community banking offices serving the financial needs of local families and businesses in Plumas, Lassen, Modoc, Shasta, Nevada, and Sierra Counties since 1980. The Bank provides traditional deposit, lending, mortgage and commercial bank products and services to business and retail customers between Lake Tahoe and the Oregon border. Plumas Bank also specializes in providing banking services to the local agribusiness community as well as certain stock brokerage and insurance services.

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      This news release includes forward-looking statements about Plumas
Bancorp's financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of Plumas Bancorp, could cause actual results to differ materially from those in the forward-looking statements.